UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2011
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INTL FCStone Inc.
(Exact name of registrant as specified in its charter)
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Delaware	000-23554	59-2921318
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)
708 Third Avenue, Suite 1500, New York, NY 10017
(Address of principal executive offices, including Zip Code)
(212) 485-3500
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
In September 2006, International Assets Holding Corporation, now known as INTL FCStone Inc. (the "Company"), completed a private placement of senior subordinated convertible notes due September 2011 (the "Notes"). The aggregate principal amount of the Notes was $27 million. The Notes bore interest at the rate of 7.625% per annum and, after dilution adjustments, were convertible at any time at the option of the noteholder into shares of the Company's common stock at a price of $21.79 per share.
As of June 30, 2011, the noteholders had converted $18 million in principal amount of the Notes into shares of common stock of the Company. The outstanding principal amount of Notes at that date was therefore $9 million.
The remaining two holders of the Notes gave the Company notice, effective September 12 and September 13, 2011, respectively, that they wished to convert the full outstanding principal amounts of the Notes, plus accrued interest, into shares of the Company's common stock. Accordingly, on September 13 and September 14, 2011, the Company issued a total number of 419,468 shares of the Company's common stock to the holders of the Notes.
The outstanding principal amount of the Notes has thus been reduced to zero and the Company's stockholders' equity has been increased by $9 million.

Signature
Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

INTL FCStone Inc.
(Registrant)
September 15, 2011	/s/ Brian T. Sephton
(Date)	Brian T. Sephton
Chief Legal & Governance Officer